Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE October 30, 2007	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2007 RESULTS

St. Louis, Missouri, October 30, 2007 – Energizer Holdings, Inc., [NYSE: ENR], today announced results of its fourth quarter ended September 30, 2007.  Net earnings for the quarter were $60.3 million, or $1.03 per diluted share, versus net earnings of $39.1 million, or $0.66 per diluted share in the fourth fiscal quarter of 2006.  Included in the current quarter are charges of $4.6 million, after-tax, or $0.08 per share, for restructuring projects in Europe, which were offset by favorable adjustments of $4.4 million, or $0.08 per diluted share, due to a reduction of prior year tax accruals.  Last year’s fourth quarter included:

•	charges of $13.9 million, after-tax, or $0.23 per diluted share, related to restructuring projects in Europe,
•	a charge of $3.7 million, after-tax, or $0.06 per diluted share, related to a pension charge, partially offset by,
•	previously unrecognized tax benefits related to foreign losses and favorable adjustments to prior years’ tax accruals totaling $8.0 million, or $0.13 per diluted share.

The net impact of these items is a decrease of $9.6 million, or $0.16 per diluted share, in the net earnings for the fourth fiscal quarter of last year.

 “Both the battery and shaving businesses are performing well, and we look for this momentum to continue into 2008,” said Ward M. Klein, Chief Executive Officer.  “Furthermore we are excited about the Playtex acquisition and the opportunity to integrate Playtex with Schick to form a personal care division with nearly $1.8 billion in sales.  We anticipate organic growth in the acquired brands and some synergies in 2008 as we pragmatically balance the long-term health of the businesses with achieving our synergy targets.  We anticipate the earnings accretion from the acquisition will be modest at first and growing during fiscal 2008 and 2009."

Sales for the quarter were $875.0 million, an increase of $44.9 million, as the International Battery and Razors and Blades segments showed improvement.  Segment profit increased 17% to $136.3 million for the quarter due to improvements in the Razors and Blades and North American Battery segments.   On a constant currency basis, sales increased 3% and segment profit increased 7%.  General corporate and other expenses decreased $11.8 million, and interest and other financing items decreased $5.1 million.

For the year ended September 30, 2007, net earnings were $311.7 million, or $5.35 per diluted share, compared to net earnings of $260.9 million, or $4.14 per diluted share, in the same period last year.  Included in the current year’s results are:
•	charges of $12.2 million, after-tax, or $0.21 per diluted share, for the company’s European restructuring projects, which were offset by,
•	favorable adjustments of $12.2 million, or $0.21 per diluted share, related to a reduction of prior year tax accruals and previously unrecognized tax benefits from prior years’ foreign losses.
Fiscal 2006 results included:
•	charges of $24.9 million, after-tax, or $0.39 per diluted share, for the company’s European restructuring programs,
•	the aforementioned pension charge, partially offset by,
•	favorable adjustments to prior years’ tax accruals and previously unrecognized tax benefits related to foreign losses of $16.6 million, or $0.26 per diluted share.
The net impact of these items is a decrease in the prior year’s net earnings of $12.0 million, or $0.19 per diluted share.

Sales for fiscal 2007 were $3,365.1 million, an increase of $288.2 million in absolute dollars and $212.7 million on a constant currency basis, as all three segments showed improvements.  Segment profit for the fiscal year was $627.8 million, an increase of $57.8 million in absolute dollars and $24.5 million on a constant currency basis as improvements in the North America Battery and Razor and Blades segments were partially offset by lower International Battery results.  For the year, general corporate and other expenses decreased $17.4 million, and interest and other financing items decreased $2.5 million.

North America Battery

Net sales for the fourth quarter of $343.8 million were essentially flat compared to the same quarter last year as lower volume was offset by favorable pricing and product mix and favorable currency impacts.  The largest portion of the volume decline related to pipeline fill sales of Energi-to-Go in last year’s fourth quarter versus replenishment volume in the current quarter.  Eveready carbon zinc and non-branded alkaline units declined while lithium and rechargeable battery units increased in excess of 20% as we continued to focus on performance batteries with growth outpacing the overall category.  Energizer Max volume was down slightly due to virtually no hurricane-related demand this year.  Overall pricing and product mix was favorable primarily due to the price increase taken in January 2007.

Gross profit for the quarter increased $16.1 million reflecting primarily the aforementioned favorable pricing.  Sales volume declines had an insignificant impact on gross profit as declines occurred in the lowest margin product lines. Year-over-year material cost increases of $12.4 million were nearly offset by other cost reduction activities and some one-time favorable cost items.  Segment profit for the quarter increased $9.2 million, or 13%, as higher gross profit was partially offset by higher advertising and promotion spending.

The United States (U.S.) retail battery category is defined as household batteries (alkaline, carbon zinc, lithium and rechargeable) and specialty batteries.  The U.S. retail battery category increased by 4% in dollars for the 12 weeks ending September 28, 2007, versus the same period last year, as price increases and consumers trading up to performance brands were partially offset by declines in hurricane preparedness sales in the southeastern U.S.  Retail consumption of Energizer’s products increased 6% in dollars for the same period.  Energizer’s growth is a result of a continued focus on brand and category building activities including more effective merchandising and product mix management, and shifting price-oriented promotions to more equity building events.

For the year, sales increased $96.8 million, or 8%, primarily due to higher pricing and sales volume. For the current year, Energizer Max unit sales were flat.  Lithium and rechargeable battery units grew in excess of 30%.  Gross profit increased $49.9 million for the year as higher sales were partially offset by higher product costs, primarily due to the increased cost of zinc.  Product cost in the current year was unfavorable $33.9 million compared to the same period last year as material cost increases of $49.7 million were partially offset by other cost reductions.  Segment profit increased $29.8 million, or 10%, as higher gross profit was partially offset by higher advertising, promotion and selling expenses.

International Battery

Net sales for the quarter were $264.5 million, an increase of $32.8 million, or 14%.   Absent favorable currency impacts, sales increased $19.9 million, or 9%, due to higher volumes and favorable pricing and product mix.  Volume growth was broad-based, with all areas contributing.  Energizer branded alkaline posted double digit volume growth and rechargeable and lithium volume increased in excess of 30% while other product lines were relatively flat.  Price increases in a number of countries were partially offset by unfavorable package size mix, as sales shifted to larger pack sizes, which sell at lower per unit prices.

Gross profit increased $10.6 million due to favorable currency effects.  Absent currencies, gross profit was essentially flat as the benefit of higher sales volume and pricing was offset by unfavorable product costs, primarily due to higher zinc and other commodity metals costs.  Segment profit declined $1.8 million in absolute dollars and $9.6 million on a constant currency basis due to higher selling, general and administrative and advertising and promotion expenses.

For the year, net sales increased $132.4 million, or 14%, with favorable currency accounting for $45.3 million of the increase.  On a constant currency basis, sales increased 10%, primarily on higher volumes in all areas and higher prices, partially offset by unfavorable product mix, primarily in Europe.

Gross profit increased $32.9 million in absolute dollars, but declined $5.1 million on a constant currency basis, as the impact from higher volume and pricing was more than offset by $49.4 million of unfavorable product cost, primarily due to material costs.  Segment profit was essentially flat in absolute dollars but declined $26.2 million excluding currency impacts due to higher selling, general and administrative and advertising and promotion expenses in addition to the gross profit impact.

Razors & Blades

Razor and blade sales for the quarter were $266.7 million, an increase of $11.7 million, including $7.4 million of favorable currency translation.  The current quarter included approximately $3 million of product launch sales compared to approximately $12 million in the same quarter last year primarily related to the Quattro Titanium launch.  Excluding the impacts of currency and initial product launches, sales increased 5% on strong Quattro branded product sales volume growth, partially offset by declines in older technology products.   Segment profit increased $12.3 million, primarily on higher sales and reduced advertising and promotion expense, primarily relating to lower Quattro Titanium spending versus the initial launch spending in the fourth quarter of 2006.

For the year, sales increased $59.0 million, including $26.3 million of favorable currency impacts.  Initial launch sales of new products in the current year were approximately $26 million compared to approximately $52 million in the same period last year.  Absent currency and initial product launches discussed above, sales increased 6% on strong growth in the Quattro branded system products, disposables and Intuition partially offset by lower sales of older technology products.  Segment profit increased $27.8 million, primarily on the contribution of higher sales, favorable currency of $3.8 million, and lower research and development expense.

Overall share of the wet shave category in primary markets was 19.7% for the year ended August 2007, down 70 basis points with men’s systems accounting for the decline.

Other Items

General corporate and other expenses decreased $11.8 million and $17.4 million for the quarter and the year, respectively, as lower restructuring charges, project expenses and the aforementioned pension charge last year were partially offset by higher stock based compensation. The current quarter and year include charges related to the European restructuring of $7.1 million and $18.2 million, respectively, while the prior year’s fourth quarter and year included restructuring charges of $20.4 million and $37.4 million, respectively, as well as the aforementioned foreign pension charge of $4.5 million in the same periods.

Interest expense decreased $1.7 million for the quarter on lower debt.  Interest expense increased $13.3 million for the year on higher average debt and higher interest rates.  Other financing items were favorable $3.4 million for the quarter and $15.8 million for the year due to higher interest income and for the year, net exchange gains in the current period compared to net exchange losses encountered last year.

Income taxes, which include federal, state and foreign taxes, were 28.0% and 28.2% for the current quarter and year, respectively, compared to 17.9% and 26.8% for the same quarter and annual periods last year, respectively.  The current quarter and year includes $4.4 million and $7.9 million of adjustments to reduce prior year tax accruals, respectively.  The year also includes $4.3 million of previously unrecognized tax benefits related to prior years’ foreign losses.  The prior year’s quarter and annual period include $5.7 of previously unrecognized tax benefits related to prior years’ losses.  The prior year also includes $10.9 of favorable adjustments to prior year tax accruals.  The current quarter includes an adjustment necessary to bring the nine month tax rate to the full year rate.  Excluding the items discussed above, the rate for the current quarter and year was 31.0% compared to 31.5% in both the prior quarter and year.

Energizer made no share repurchases during the fourth quarter.  Total shares repurchased during fiscal 2007 were 0.8 million.  Capital expenditures and depreciation expense for the quarter were $36.0 million and $27.1 million, respectively.  For the year, capital expenditures were $88.6 million, and depreciation expense was $109.1 million.

Outlook

Looking forward, we expect material costs to continue to be unfavorable in the next quarter compared to the first quarter of fiscal 2007.  Implemented price increases and other product cost savings are expected to fully offset these increases.

The acquisition of Playtex Products, Inc. closed on October 1, 2007.  As a result of this acquisition, Energizer’s total debt is $3.3 billion with a blended interest rate of 5.6%.  We are currently forecasting our normalized fiscal 2008 tax rate to increase approximately one percentage point to approximately 32.0%, reflecting the concentration of Playtex profits in the U.S., which has a higher tax rate than our historical average.  In addition to the other impacts from the Playtex acquisition, our results for the December and March quarters will be negatively impacted by an inventory write-up necessary under purchase accounting rules.

Beginning in the first fiscal quarter of 2008, Energizer will report results of two segments: the household products segment, which will include global batteries and flashlights, and the personal care segment, which will include wet shave, skin care, feminine care and infant care.

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Cautionary Note Regarding Forward-Looking Statements

Statements in this press release that are not historical, particularly statements regarding continuing momentum in the battery and shaving businesses and organic growth in the Playtex brands, timing and extent of synergies and earnings accretion related to the Playtex acquisition, growth in the retail battery category, growth in retail consumption of Energizer’s battery products, and reasons for that growth, the Company’s share of the wet shave category in primary markets, Energizer’s anticipated fiscal 2008 tax rate, anticipated material cost increases in the first quarter of fiscal 2008, and the impact of the Company’s implemented price increases and product cost savings in offsetting those higher costs, and the negative impact on future quarters’ results of inventory write-ups required under purchase accounting rules, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected.  General economic conditions, competitive activity and higher than anticipated cost increases could negatively impact results of the Company’s  battery and shaving businesses, as well as the recently acquired Playtex businesses. Energizer’s estimates of organic growth in those businesses may be inaccurate or not reflect developments in the categories in which Playtex operates. The timing and extent of potential synergies and earnings accretion related to the acquisition may be significantly different from current expectations due to changes in market or competitive conditions, systems or personnel issues, or other operational reasons. Energizer’s estimates of battery category value trends, retail consumption of its battery products on a dollar basis, and reasons for increases in such consumption, and razor and blades market share are based solely on limited data available to Energizer and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Energizer’s effective tax rate for fiscal 2008 could be impacted by legislative or regulatory changes by federal, state and local, and foreign, taxing authorities, as well as by the profitability or losses of Energizer’s various subsidiary operations in both high-tax and low-tax countries. The impact of material cost increases could be more significant than anticipated, as it is difficult to predict with any accuracy whether raw material, energy and other input costs will stabilize or continue to increase, since such costs are impacted by multiple economic, political and other factors outside of the Company’s control. Higher than anticipated material cost increases, competitive promotional activity, or pricing or promotional demands from retailer customers, could limit the effectiveness of implemented price increases and product cost savings in future periods. The impact of Playtex inventory write-ups required under purchase accounting rules may be impacted changes in those requirements, inventory levels, and inventory valuation levels. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. Energizer does not undertake any obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents, including Energizer’s Registration Statement on Form 10, its annual report on Form 10-K for the Year ended September 30, 2006, its quarterly reports on Form 10-Q for the quarters ended December 31, 2006, March 31, 2007, and June 30, 2007, and its Current Report on Form 8-K dated April 25, 2000.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)

	Quarter Ended September 30,		Year Ended September 30,
	2007	2006	2007	2006

Net sales	$875.0	$830.1	$3,365.1	$3,076.9

Cost of products sold	449.3	445.9	1,760.4	1,596.1

Gross profit	425.7	384.2	1,604.7	1,480.8

Selling, general and administrative expense	171.8	169.1	627.9	601.9
Advertising and promotion expense	132.5	125.0	395.2	368.9
Research and development expense	19.7	19.5	70.7	74.2
Interest expense	21.8	23.5	91.2	77.9
Other financing items, net	(3.9)	(0.5)	(14.5)	1.3

Earnings before income taxes	83.8	47.6	434.2	356.6

Income tax provision	23.5	8.5	122.5	95.7

Net earnings	$60.3	$39.1	$311.7	$260.9

Earnings per share
Basic	$1.06	$0.68	$5.50	$4.26
Diluted	$1.03	$0.66	$5.35	$4.14

Weighted average shares of common stock - Basic	57.1	57.3	56.7	61.2
Weighted average shares of common stock - Diluted	58.9	59.4	58.3	63.1

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
Year ending September 30, 2007
(Dollars in millions, except per share data)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.	Operations for Energizer Holdings, Inc. (the Company) are managed via three major segments - North America Battery (United
	States and Canada battery and lighting products), International Battery (rest of world battery and lighting products) and Razors and
	Blades (global razors, blades, and related products). The Company reports segment results reflecting all profit derived from each
	outside customer sale in the region in which the customer is located. Research and development costs for the battery segments
	are combined and included in the Total Battery results. Research and development costs for Razors and Blades are
	included in that segment's results. Segment performance is evaluated based on segment operating profit exclusive of general
	corporate expenses, share-based compensation, costs associated with most restructuring, integration or business realignment
	and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis
	at the corporate level.

	The Company's operating model includes a combination of stand-alone and combined business functions between the battery
	and razors and blades businesses, varying by country and region of the world. Shared functions include product warehousing
	and distribution, various transaction processing functions, and environmental activities, and in some countries, combined sales
	forces and management.

	Segment sales and profitability for the quarter and years ended September 30, 2007 and 2006, respectively, are presented below.

		Quarter Ended September 30,		Year Ended September 30,
	Net Sales	2007	2006	2007	2006
	North America Battery	$ 343.8	$ 343.4	$ 1,330.6	$ 1,233.8
	International Battery	264.5	231.7	1,045.7	913.3
	Total Battery	608.3	575.1	2,376.3	2,147.1
	Razors and Blades	266.7	255.0	988.8	929.8
	Total net sales	$ 875.0	$ 830.1	$ 3,365.1	$ 3,076.9

	Profitability
	North America Battery	$ 82.2	$ 73.0	$ 330.5	$ 300.7
	International Battery	35.0	36.8	177.7	177.3
	R&D Battery	(10.1)	(9.8)	(35.9)	(35.7)
	Total Battery	107.1	100.0	472.3	442.3
	Razors and Blades	29.2	16.9	155.5	127.7
	Total segment profitability	$ 136.3	$ 116.9	$ 627.8	$ 570.0
	General corporate and other expenses	(33.2)	(45.0)	(111.5)	(128.9)
	Amortization	(1.4)	(1.3)	(5.4)	(5.3)
	Interest and other financial items	(17.9)	(23.0)	(76.7)	(79.2)
	Earnings before income taxes	$ 83.8	$ 47.6	$ 434.2	$ 356.6

	Supplemental product information is presented below for revenues from external customers:

		Quarter Ended September 30,		Year Ended September 30,
	Net Sales	2007	2006	2007	2006
	Alkaline batteries	$ 382.5	$ 355.5	$ 1,461.9	$ 1,338.0
	Other batteries and lighting products	167.6	159.6	664.5	566.9
	Carbon zinc batteries	58.2	60.0	249.9	242.2
	Razors and blades	266.7	255.0	988.8	929.8
	Total net sales	$ 875.0	$ 830.1	$ 3,365.1	$ 3,076.9

3.	Basic earnings per share is based on the average number of common shares during the period. Diluted earnings per share
	is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of
	stock options and restricted stock equivalents.

4.	The current and prior year quarter includes pretax charges of $7.1 and $20.4, respectively, and the current and prior fiscal year
	include pretax charges of $18.2 and $37.4, respectively, related to European restructuring projects. These are included in General
	corporate and other expenses in Note 2 above.